SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM T-3
APPLICATION FOR QUALIFICATION OF INDENTURE
UNDER THE TRUST INDENTURE ACT OF 1939

D.R. HORTON, INC.
and the
co-applicants listed on the following pages
(Name of Applicants)
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(Address of Principal Executive Office)
SECURITIES TO BE ISSUED UNDER THE
INDENTURE TO BE QUALIFIED

Title of Class	Amount

9.75% Senior Notes due 2010	Up to $113,500,000 aggregate principal amount
Approximate date of proposed public offering:
As soon as practicable after the date of this Application for Qualification.
Ted I. Harbour
Senior Vice President, Assistant Secretary and Chief Legal Officer
D.R. Horton, Inc.
301 Commerce Street, Suite 500
Fort Worth, Texas 76102
(817) 390-8200
(Name and Address of Agent for Service)

With a copy to:
Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
(214) 698-3100
Attention: Irwin F. Sentilles III, Esq.
     The obligors hereby amend this application for qualification on such date or dates as may be necessary to delay its effectiveness until: (i) the 20th day after the filing of an amendment which specifically states that it shall supersede this application, or (ii) such date as the Commission, acting pursuant to Section 307(c) of the Trust Indenture Act of 1939, may determine upon written request.

     The following direct and indirect subsidiaries of D.R. Horton, Inc. are guarantors of the 9.75% Senior Notes due 2010 and are co-applicants on this Form T-3.

	Jurisdiction of	I.R.S. Employer
	Incorporation	Identification
Name of Co-Applicant	or Organization	No.
C. Richard Dobson Builders, Inc.	Virginia	54-1082672
CH Investments of Texas, Inc.	Delaware	86-0831611
CHI Construction Company	Arizona	86-0533370
CHTEX of Texas, Inc.	Delaware	74-2791268
Continental Homes, Inc.	Delaware	86-0515339
Continental Homes of Texas, L.P.	Texas	74-2791904
Continental Residential, Inc.	California	86-0596757
D.R. Horton — Emerald, Ltd.	Texas	75-2926873
D.R. Horton, Inc. — Birmingham	Alabama	62-1666398
D.R. Horton, Inc. — Chicago	Delaware	75-2795240
D.R. Horton, Inc. — Denver	Delaware	75-2666727
D.R. Horton, Inc. — Dietz-Crane	Delaware	75-2926868
D.R. Horton, Inc. — Fresno	Delaware	75-2926871
D.R. Horton, Inc. — Greensboro	Delaware	75-2599897
D.R. Horton, Inc. — Gulf Coast	Delaware	75-2926872
D.R. Horton, Inc. — Jacksonville	Delaware	75-2460269
D.R. Horton, Inc. — Louisville	Delaware	75-2636512
D.R. Horton, Inc. — Minnesota	Delaware	75-2527442
D.R. Horton, Inc. — New Jersey	Delaware	75-2665362
D.R. Horton, Inc. — Portland	Delaware	75-2763765
D.R. Horton, Inc. — Sacramento	California	75-2569592
D.R. Horton, Inc. — Torrey	Delaware	75-2689997
D.R. Horton LA North, Inc.	Delaware	65-1218941
D.R. Horton Los Angeles Holding Company, Inc.	California	75-2589298
D.R. Horton Management Company, Ltd.	Texas	75-2436079
D.R. Horton Materials, Inc.	Delaware	75-2926870
D.R. Horton OCI, Inc.	Delaware	65-1218940
D.R. Horton — Schuler Homes, LLC	Delaware	02-0548194
D.R. Horton — Texas, Ltd.	Texas	75-2491320
D.R. Horton VEN, Inc.	California	75-2589293
DRH Cambridge Homes, Inc.	California	75-2589359
DRH Cambridge Homes, LLC	Delaware	75-2797879
DRH Construction, Inc.	Delaware	75-2633738
DRH Regrem VII, LP	Texas	75-2926874
DRH Regrem VIII, LLC	Delaware	75-2926876
DRH Regrem XI, Inc.	Delaware	65-1218942
DRH Regrem XII, LP	Texas	65-1218943
DRH Regrem XIII, Inc.	Delaware	20-4973832
DRH Regrem XIV, Inc.	Delaware	20-4974035
DRH Regrem XV, Inc.	Delaware	20-4974123
DRH Regrem XVI, Inc.	Delaware	20-4974218
DRH Regrem XVII, Inc.	Delaware	20-4974283
DRH Regrem XVIII, Inc.	Delaware	20-4974344
DRH Regrem XIX, Inc.	Delaware	20-4974420
DRH Regrem XX, Inc.	Delaware	20-4974895
DRH Regrem XXI, Inc.	Delaware	20-4975007
DRH Regrem XXII, Inc.	Delaware	20-4975092
DRH Regrem XXIII, Inc.	Delaware	20-4975165
DRH Regrem XXIV, Inc.	Delaware	20-4975234

	Jurisdiction of	I.R.S. Employer
	Incorporation	Identification
Name of Co-Applicant	or Organization	No.
DRH Regrem XXV, Inc.	Delaware	75-2440439
DRH Southwest Construction, Inc.	California	75-2589289
DRH Tucson Construction, Inc.	Delaware	75-2709796
DRHI, Inc.	Delaware	75-2433464
HPH Homebuilders 2000 L.P.	California	68-0368156
KDB Homes, Inc.	Delaware	86-0565376
Meadows I, Ltd.	Delaware	75-2436082
Meadows II, Ltd.	Delaware	51-0342206
Meadows VIII, Ltd.	Delaware	75-2824511
Meadows IX, Inc.	New Jersey	75-2684821
Meadows X, Inc.	New Jersey	75-2684823
Melmort Co.	Colorado	84-1261600
Melody Homes, Inc.	Delaware	88-0309544
Schuler Homes of Arizona LLC	Delaware	99-0350555
Schuler Homes of California, Inc.	California	99-0328127
Schuler Homes of Oregon, Inc.	Oregon	99-0330791
Schuler Homes of Washington, Inc.	Washington	99-0329483
Schuler Mortgage, Inc.	Delaware	99-0349664
Schuler Realty Hawaii, Inc.	Hawaii	99-0290556
SGS Communities at Grande Quay, L.L.C.	New Jersey	22-3481784
SHA Construction LLC	Delaware	86-1002579
SHLR of California, Inc.	California	99-0350554
SHLR of Colorado, Inc.	Colorado	99-0336801
SHLR of Nevada, Inc.	Nevada	99-0343628
SHLR of Utah, Inc.	Utah	99-0336937
SHLR of Washington, Inc.	Washington	99-0334375
SRHI LLC	Delaware	99-0343629
SSHI LLC	Delaware	91-1842222
Vertical Construction Corporation	Delaware	22-3216488
Western Pacific Funding, Inc.	California	68-0346564
Western Pacific Housing Co., a California Limited Partnership	California	33-0634552
Western Pacific Housing, Inc.	Delaware	95-4887164
Western Pacific Housing Management, Inc.	California	95-4692688
Western Pacific Housing-Antigua, LLC	Delaware	95-4750872
Western Pacific Housing-Aviara, L.P.	California	95-4550008
Western Pacific Housing-Boardwalk, LLC	Delaware	95-4871227
Western Pacific Housing-Broadway, LLC	Delaware	95-4850687
Western Pacific Housing-Canyon Park, LLC	Delaware	95-4716219
Western Pacific Housing-Carmel, LLC	Delaware	95-4717091
Western Pacific Housing-Carrillo, LLC	Delaware	95-4815705
Western Pacific Housing-Communications Hill, LLC	Delaware	95-4637162
Western Pacific Housing-Copper Canyon, LLC	Delaware	95-4817406
Western Pacific Housing-Creekside, LLC	Delaware	95-4769848
Western Pacific Housing-Culver City, L.P.	California	95-4539563
Western Pacific Housing-Del Valle, LLC	Delaware	95-4887242
Western Pacific Housing-Lomas Verdes, LLC	Delaware	95-4783214
Western Pacific Housing-Lost Hills Park, LLC	Delaware	95-4652041
Western Pacific Housing-McGonigle Canyon, LLC	Delaware	95-4735759
Western Pacific Housing-Mountaingate, L.P.	California	95-4539564
Western Pacific Housing-Norco Estates, LLC	Delaware	95-4686652
Western Pacific Housing-Oso, L.P.	California	95-4496774
Western Pacific Housing-Pacific Park II, LLC	Delaware	95-4636584

	Jurisdiction of	I.R.S. Employer
	Incorporation	Identification
Name of Co-Applicant	or Organization	No.
Western Pacific Housing-Park Avenue East, LLC	Delaware	52-2350169
Western Pacific Housing-Park Avenue West, LLC	Delaware	95-4888647
Western Pacific Housing-Playa Vista, LLC	Delaware	95-4879655
Western Pacific Housing-Poinsettia, L.P.	California	95-4619838
Western Pacific Housing-River Ridge, LLC	Delaware	95-4870837
Western Pacific Housing-Robinhood Ridge, LLC	Delaware	95-4838666
Western Pacific Housing-Santa Fe, LLC	Delaware	95-4741001
Western Pacific Housing-Scripps, L.P.	California	95-4608187
Western Pacific Housing-Scripps II, LLC	Delaware	95-4688133
Western Pacific Housing-Seacove, L.P.	California	95-4473471
Western Pacific Housing-Studio 528, LLC	Delaware	95-4877069
Western Pacific Housing-Terra Bay Duets, LLC	Delaware	95-4878114
Western Pacific Housing-Torrance, LLC	Delaware	95-4879653
Western Pacific Housing-Torrey Commercial, LLC	Delaware	95-4769208
Western Pacific Housing-Torrey Meadows, LLC	Delaware	95-4878113
Western Pacific Housing-Torrey Multi-Family, LLC	Delaware	95-4781243
Western Pacific Housing-Torrey Village Center, LLC	Delaware	95-4837541
Western Pacific Housing-Vineyard Terrace, LLC	Delaware	95-4761820
Western Pacific Housing-Windemere, LLC	Delaware	95-4879656
Western Pacific Housing-Windflower, L.P.	California	95-4504317
WPH-Camino Ruiz, LLC	Delaware	95-4802985

GENERAL
AFFILIATIONS
MANAGEMENT AND CONTROL
UNDERWRITERS
CAPITAL SECURITIES
INDENTURE SECURITIES
SIGNATURE
Form of Twenty-Ninth Supplemental Indenture
Offering Memorandum and Consent Solicitation Statement
Form of Letter of Transmittal and Consent
Form of Letter to Brokers
Statement of Eligibility and Qualification

GENERAL
1. General Information

	Form of Organization	State of Organization
Name of Applicant	(a)	(b)

D.R. Horton, Inc.	Corporation	Delaware
C. Richard Dobson Builders, Inc.	Corporation	Virginia
CH Investments of Texas, Inc.	Corporation	Delaware
CHI Construction Company	Corporation	Arizona
CHTEX of Texas, Inc.	Corporation	Delaware
Continental Homes of Texas, L.P.	Limited Partnership	Texas
Continental Homes, Inc.	Corporation	Delaware
Continental Residential, Inc.	Corporation	California
D.R. Horton — Emerald, Ltd.	Limited Partnership	Texas
D.R. Horton — Schuler Homes, LLC	Limited Liability Company	Delaware
D.R. Horton — Texas, Ltd.	Limited Partnership	Texas
D.R. Horton LA North, Inc.	Corporation	Delaware
D.R. Horton Los Angeles Holding Company, Inc.	Corporation	California
D.R. Horton Management Company, Ltd.	Limited Partnership	Texas
D.R. Horton Materials, Inc.	Corporation	Delaware
D.R. Horton OCI, Inc.	Corporation	Delaware
D.R. Horton VEN, Inc.	Corporation	California
D.R. Horton, Inc. — Birmingham	Corporation	Alabama
D.R. Horton, Inc. — Chicago	Corporation	Delaware
D.R. Horton, Inc. — Denver	Corporation	Delaware
D.R. Horton, Inc. — Dietz-Crane	Corporation	Delaware
D.R. Horton, Inc. — Fresno	Corporation	Delaware
D.R. Horton, Inc. — Greensboro	Corporation	Delaware
D.R. Horton, Inc. — Gulf Coast	Corporation	Delaware
D.R. Horton, Inc. — Jacksonville	Corporation	Delaware
D.R. Horton, Inc. — Louisville	Corporation	Delaware
D.R. Horton, Inc. — Minnesota	Corporation	Delaware
D.R. Horton, Inc. — New Jersey	Corporation	Delaware
D.R. Horton, Inc. — Portland	Corporation	Delaware
D.R. Horton, Inc. — Sacramento	Corporation	California
D.R. Horton, Inc. — Torrey	Corporation	Delaware
D.R. Horton, Inc. Foundation	Corporation	Texas
DRH Cambridge Homes, Inc.	Corporation	California
DRH Cambridge Homes, LLC	Limited Liability Company	Delaware
DRH Construction, Inc.	Corporation	Delaware
DRH Regrem VII, LP	Limited Partnership	Texas
DRH Regrem VIII, LLC	Limited Liability Company	Delaware
DRH Regrem XI, Inc.	Corporation	Delaware
DRH Regrem XII, LP	Limited Partnership	Texas
DRH Regrem XIII, Inc.	Corporation	Delaware
DRH Regrem XIV, Inc.	Corporation	Delaware
DRH Regrem XIX, Inc.	Corporation	Delaware
DRH Regrem XV, Inc.	Corporation	Delaware
DRH Regrem XVI, Inc.	Corporation	Delaware
DRH Regrem XVII, Inc.	Corporation	Delaware
DRH Regrem XVIII, Inc.	Corporation	Delaware
DRH Regrem XX, Inc.	Corporation	Delaware

	Form of Organization	State of Organization
Name of Applicant	(a)	(b)

DRH Regrem XXI, Inc.	Corporation	Delaware
DRH Regrem XXII, Inc.	Corporation	Delaware
DRH Regrem XXIII, Inc.	Corporation	Delaware
DRH Regrem XXIV, Inc.	Corporation	Delaware
DRH Regrem XXV, Inc.	Corporation	Delaware
DRH Southwest Construction, Inc.	Corporation	California
DRH Tucson Construction, Inc.	Corporation	Delaware
DRHI, Inc.	Corporation	Delaware
HPH Homebuilders 2000 L.P.	Limited Partnership	California
KDB Homes, Inc.	Corporation	Delaware
Meadows I, Ltd.	Corporation	Delaware
Meadows II, Ltd.	Corporation	Delaware
Meadows IX, Inc.	Corporation	New Jersey
Meadows VIII, Ltd.	Corporation	Delaware
Meadows X, Inc.	Corporation	New Jersey
Melmort Co.	Corporation	Colorado
Melody Homes, Inc.	Corporation	Delaware
Schuler Homes of Arizona LLC	Limited Liability Company	Delaware
Schuler Homes of California, Inc.	Corporation	California
Schuler Homes of Oregon, Inc.	Corporation	Oregon
Schuler Homes of Washington, Inc.	Corporation	Washington
Schuler Mortgage, Inc.	Corporation	Delaware
Schuler Realty Hawaii, Inc.	Corporation	Hawaii
SGS Communities at Grande Quay L.L.C	Limited Liability Company	New Jersey
SHA Construction LLC	Limited Liability Company	Delaware
SHLR of California, Inc.	Corporation	California
SHLR of Colorado, Inc.	Corporation	Colorado
SHLR of Nevada, Inc.	Corporation	Nevada
SHLR of Utah, Inc.	Corporation	Utah
SHLR of Washington, Inc.	Corporation	Washington
SRHI LLC	Limited Liability Company	Delaware
SSHI LLC	Limited Liability Company	Delaware
Vertical Construction Corporation	Corporation	Delaware
Western Pacific Funding, Inc.	Corporation	California
Western Pacific Housing Co., a California Limited Partnership	Limited Partnership	California
Western Pacific Housing Management, Inc.	Corporation	California
Western Pacific Housing, Inc.	Corporation	Delaware
Western Pacific Housing-Antigua, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Aviara, L.P.	Limited Partnership	California
Western Pacific Housing-Boardwalk, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Broadway, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Canyon Park, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Carmel, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Carrillo, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Communications Hill, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Copper Canyon, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Creekside, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Culver City, L.P.	Limited Partnership	California
Western Pacific Housing-Del Valle, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Lomas Verdes, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Lost Hills Park, LLC	Limited Liability Company	Delaware

	Form of Organization	State of Organization
Name of Applicant	(a)	(b)

Western Pacific Housing-McGonigle Canyon, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Mountaingate, L.P.	Limited Partnership	California
Western Pacific Housing-Norco Estates, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Oso, L.P.	Limited Partnership	California
Western Pacific Housing-Pacific Park II, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Park Avenue East, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Park Avenue West, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Playa Vista, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Poinsettia, L.P.	Limited Partnership	California
Western Pacific Housing-River Ridge, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Robinhood Ridge, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Santa Fe, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Scripps II, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Scripps, L.P.	Limited Partnership	California
Western Pacific Housing-Seacove, L.P.	Limited Partnership	California
Western Pacific Housing-Studio 528, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Terra Bay Duets, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Torrance, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Torrey Commercial, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Torrey Meadows, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Torrey Multi-Family, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Torrey Village Center, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Vineyard Terrace, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Windemere, LLC	Limited Liability Company	Delaware
Western Pacific Housing-Windflower, L.P.	Limited Partnership	California
WPH-Camino Ruiz, LLC	Limited Liability Company	Delaware
     Except for D.R. Horton, Inc. (the “Company”), each of the foregoing entities shall be referred to herein collectively as the “Guarantors.” The Company and the Guarantors shall be referred to collectively as the “Applicants.”
2. Securities Act Exemption Applicable
     On or promptly after the effective date of this Application for Qualification on Form T-3 (the “Application”), the Company intends to exchange an aggregate principal amount of up to $113.5 million of new 9.75% Senior Notes due 2010 (the “New Notes”) for any and all of the Company’s outstanding 9.75% Senior Subordinated Notes due 2010 with an aggregate principal amount of $113.5 million (the “Existing Notes”).
     In connection with such offer to exchange (the “Offer”), the Company is also soliciting (the “Consent Solicitation”) consents to proposed amendments to the indenture, dated as of September 11, 2000, as supplemented (the “Existing Notes Indenture”), governing the Existing Notes and to the related execution of a supplemental indenture (the “Supplemental Indenture”) embodying the proposed amendments. The proposed amendments would eliminate many of the restrictive covenants contained in the Existing Notes Indenture. Approval of the proposed amendments requires consents in respect of at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any guarantor of the Existing Notes or any affiliate of the Company. If the requisite number of consents to the proposed amendments are received (and not validly revoked) prior to the consent expiration date and the other conditions to the Offer and the Consent Solicitation are satisfied or waived, the Company will make a consent payment in cash to each person or entity in whose name any Existing Note is registered who has validly delivered (and not validly revoked) a consent prior to the consent expiration date. The complete terms of the Offer and the Consent Solicitation are contained in the Offering Memorandum and Consent

Solicitation Statement, dated May 21, 2008, as amended or supplemented from time to time (the “Offering Memorandum”), and related documents incorporated by reference herein as Exhibit T3E.
     This Offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. The New Notes are proposed to be offered for exchange by the Company with its existing security holders exclusively for outstanding securities of the Company. No sales of securities of the same class as the New Notes have been or are to be made by the Company by or through an underwriter at or about the same time as the Offer for which the exemption is claimed. No consideration for soliciting the exchange of securities has been, or is to be given, directly or indirectly, to any person. Customary payments will be made in respect of preparation, printing, and mailing of the Offering Memorandum and related documents and the engagement of MacKenzie Partners, Inc. as exchange agent and information agent and RBS Greenwich Capital, Barclays Capital Inc. and Wachovia Capital Markets, LLC as financial advisors to the Company. No holder of the outstanding securities has made or will be requested to make any cash payment to the Company in connection with the Offer.
AFFILIATIONS
3. Affiliates
     (a) For purposes of this application only, Donald R. Horton, Donald J. Tomnitz, Bill W. Wheat, Stacey H. Dwyer and Samuel R. Fuller and the directors of the Applicants may be deemed affiliates of the Applicants.
     (b) The Company and each of its subsidiaries are affiliates of each other. Set forth below are the direct and indirect subsidiaries of the Company. Except as otherwise noted, the capital stock or other equity interests of these subsidiaries is wholly-owned, directly or indirectly, by the Company.

State of Incorporation
Name of Subsidiary	or Organization

Austin Data, Inc.	Texas
BP456, Inc.	Delaware
C. Richard Dobson Builders, Inc.	Virginia
CH Funding, LLC	Delaware
CH Investments of Texas, Inc.	Delaware
CHI Construction Company	Arizona
CHM Partners, L.P.(a)	Texas
CHTEX of Texas, Inc.	Delaware
Cane Island, LLC	Delaware
Continental Homes, Inc.	Delaware
Continental Homes of Texas, L.P.	Texas
Continental Residential, Inc.	California
Continental Traditions, LLC	Arizona
Custom Title, LLC(b)	Maryland
Cypress Road, L.P.(a)	California
Desert Ridge Phase I Partners(a)	Arizona
DHI Insurance, Inc.	Vermont
DHI Mortgage Company	Colorado
DHI Mortgage Company GP, Inc.	Delaware
DHI Mortgage Company LP, Inc.	Delaware
DHI Mortgage Company, Ltd.	Texas
DHI Ranch, Ltd.	Texas
DHI Title GP, Inc.	Texas
DHI Title LP, Inc.	Delaware
DHI Title of Arizona, Inc.	Arizona
DHI Title of Florida, Inc.	Florida

State of Incorporation
Name of Subsidiary	or Organization

DHI Title of Minnesota, Inc.	Delaware
DHI Title of Nevada, Inc.	Delaware
DHI Title of Texas, Ltd.	Texas
D.R. Horton Commercial, Inc.	Delaware
D.R. Horton — Emerald, Ltd.	Texas
D.R. Horton, Inc. — Birmingham	Alabama
D.R. Horton, Inc. — Chicago	Delaware
D.R. Horton, Inc. — Denver	Delaware
D.R. Horton, Inc. — Dietz-Crane	Delaware
D.R. Horton, Inc. — Fresno	Delaware
D.R. Horton, Inc. — Greensboro	Delaware
D.R. Horton, Inc. — Gulf Coast	Delaware
D.R. Horton, Inc. — Jacksonville	Delaware
D.R. Horton, Inc. — Louisville	Delaware
D.R. Horton, Inc. — Minnesota	Delaware
D.R. Horton, Inc. — New Jersey	Delaware
D.R. Horton, Inc. — Portland	Delaware
D.R. Horton, Inc. — Sacramento	California
D.R. Horton, Inc. — Torrey	Delaware
D.R. Horton, Inc. Foundation	Texas
D.R. Horton Insurance Agency, Inc.	Texas
D.R. Horton LA North, Inc.	Delaware
D.R. Horton Life Insurance Agency, Inc.	Texas
D.R. Horton Los Angeles Holding Company, Inc.	California
D.R. Horton Management Company, Ltd.	Texas
D.R. Horton Materials, Inc.	Delaware
D.R. Horton OCI, Inc.	Delaware
D.R. Horton — Schuler Homes, LLC	Delaware
D.R. Horton Seabridge Marina, Inc.	Delaware
D.R. Horton — Texas, Ltd.	Texas
D.R. Horton VEN, Inc.	California
DRH Cambridge Homes, Inc.	California
DRH Cambridge Homes, LLC	Delaware
DRH Capital Trust I	Delaware
DRH Capital Trust II	Delaware
DRH Capital Trust III	Delaware
DRH Colorado Realty, Inc.	Delaware
DRH Construction, Inc.	Delaware
DRH Energy, Inc.	Colorado
DRH FS Mortgage Reinsurance, Ltd.	Turks & Caicos
DRH Properties, Inc.	Arizona
DRH Realty Company, Inc.	California
DRH Regrem VII, LP	Texas
DRH Regrem VIII, LLC	Delaware
DRH Regrem XI, Inc.	Delaware
DRH Regrem XII, LP	Texas
DRH Regrem XIII, Inc.	Delaware
DRH Regrem XIV, Inc.	Delaware
DRH Regrem XV, Inc.	Delaware
DRH Regrem XVI, Inc.	Delaware
DRH Regrem XVII, Inc.	Delaware
DRH Regrem XVIII, Inc.	Delaware

State of Incorporation
Name of Subsidiary	or Organization

DRH Regrem XIX, Inc.	Delaware
DRH Regrem XX, Inc.	Delaware
DRH Regrem XXI, Inc.	Delaware
DRH Regrem XXII, Inc.	Delaware
DRH Regrem XXIII, Inc.	Delaware
DRH Regrem XXIV, Inc.	Delaware
DRH Regrem XXV, Inc.	Delaware
DRH Southwest Construction, Inc.	California
DRH Tucson Construction, Inc.	Delaware
DRHI, Inc.	Delaware
Emerald Creek No. 4, L.P.(c)	Texas
Encore II, Inc.	Arizona
Encore Venture Partners, L.P.	Delaware
Encore Venture Partners II (California), L.P.	Delaware
Encore Venture Partners II (Texas), L.P.	Delaware
Georgetown Data, Inc.(d)	Texas
Germann & McQueen, L.L.C.(e)	Arizona
GP-Encore, Inc.	Arizona
Golden Fox LLC(a)	Colorado
Grande Realty Incorporated	New Jersey
Grande Title Agency, LLC(f)	New Jersey
Greywes, LLC(g)	California
HPH Homebuilders 1995 L.P.	California
HPH Homebuilders 1996 L.P.	California
HPH Homebuilders 2000 L.P.	California
Haskell Canyon Partners, L.P.(h)	California
Haskell Canyon Partners II, L.P.(h)	California
Iao Partners	Hawaii
Kaomalo LLC(a)	Hawaii
KDB Homes, Inc.	Delaware
Livermore Homebuilders L.P.	California
McQueen & Willis, LLC(i)	Arizona
Meadows I, Ltd.	Delaware
Meadows II, Ltd.	Delaware
Meadows VIII, Ltd.	Delaware
Meadows IX, Inc.	New Jersey
Meadows X, Inc.	New Jersey
Melmort Co.	Colorado
Melody Homes, Inc.	Delaware
Metro Star Canyon, LLC(a)	Colorado
Metro Title, LLC(j)	Virginia
Oakley-Avalon L.P.	California
Rielly Carlsbad LLC(a)	Delaware
Rielly Homes Madison, LLC(a)	Delaware
Schuler Homes of Arizona LLC	Delaware
Schuler Homes of California, Inc.	California
Schuler Homes of Oregon, Inc.	Oregon
Schuler Homes of Washington, Inc.	Washington
Schuler Mortgage, Inc.	Delaware
Schuler Realty Hawaii, Inc.	Hawaii
SGS Communities at Battleground, LLC(a)	New Jersey
SGS Communities at Grande Quay L.L.C	New Jersey

State of Incorporation
Name of Subsidiary	or Organization

SHA Construction LLC	Delaware
SHLR of California, Inc.	California
SHLR of Colorado, Inc.	Colorado
SHLR of Nevada, Inc.	Nevada
SHLR of Utah, Inc.	Utah
SHLR of Washington, Inc.	Washington
SRHI LLC	Delaware
SSHI LLC	Delaware
Surprise Village North, LLC	Arizona
The Club at Pradera, Inc.	Delaware
Travis County Title Company	Texas
Venture Management of South Carolina, LLC	South Carolina
Vertical Construction Corporation	Delaware
Western Pacific Brea Development, LLC	Delaware
Western Pacific Funding, Inc.	California
Western Pacific Housing, Inc.	Delaware
Western Pacific Housing-Antigua, LLC	Delaware
Western Pacific Housing-Aviara, L.P.	California
Western Pacific Housing-Boardwalk, LLC	Delaware
Western Pacific Housing-Broadway, LLC	Delaware
Western Pacific Housing-Canyon Park, LLC	Delaware
Western Pacific Housing-Carmel, LLC	Delaware
Western Pacific Housing-Carrillo, LLC	Delaware
Western Pacific Housing Co., a California Limited Partnership	California
Western Pacific Housing-Communications Hill, LLC	Delaware
Western Pacific Housing-Copper Canyon, LLC	Delaware
Western Pacific Housing-Coto Venture, L.P.	California
Western Pacific Housing-Creekside, LLC	Delaware
Western Pacific Housing-Culver City, L.P.	California
Western Pacific Housing-Del Valle, LLC	Delaware
Western Pacific Housing-Lomas Verdes, LLC	Delaware
Western Pacific Housing-Lost Hills Park, LLC	Delaware
Western Pacific Housing-Lyons Canyon Partners, LLC(a)	Delaware
Western Pacific Housing Management, Inc.	California
Western Pacific Housing-McGonigle Canyon, LLC	Delaware
Western Pacific Housing-Mountaingate, L.P.	California
Western Pacific Housing-Norco Estates, LLC	Delaware
Western Pacific Housing-Oso, L.P.	California
Western Pacific Housing-Pacific Park II, LLC	Delaware
Western Pacific Housing-Park Avenue East, LLC	Delaware
Western Pacific Housing-Park Avenue West, LLC	Delaware
Western Pacific Housing-Playa Vista, LLC	Delaware
Western Pacific Housing-Poinsettia, L.P.	California
Western Pacific Housing-River Ridge, LLC	Delaware
Western Pacific Housing-Robinhood Ridge, LLC	Delaware
Western Pacific Housing-Santa Fe, LLC	Delaware
Western Pacific Housing-Scripps, L.P.	California
Western Pacific Housing-Scripps II, LLC	Delaware
Western Pacific Housing-SDG, LLC	California
Western Pacific Housing-Seacove, L.P.	California
Western Pacific Housing-Studio 528, LLC	Delaware
Western Pacific Housing-Terra Bay Duets, LLC	Delaware

State of Incorporation
Name of Subsidiary	or Organization

Western Pacific Housing-Torrance, LLC	Delaware
Western Pacific Housing-Torrey Commercial, LLC	Delaware
Western Pacific Housing-Torrey Meadows, LLC	Delaware
Western Pacific Housing-Torrey Multi-Family, LLC	Delaware
Western Pacific Housing-Torrey Village Center, LLC	Delaware
Western Pacific Housing-Vineyard Terrace, LLC	Delaware
Western Pacific Housing-Westlake II, L.P.(a)	California
Western Pacific Housing-Windemere, LLC	Delaware
Western Pacific Housing-Windflower, L.P.	California
WPH-Camino Ruiz, LLC	Delaware
WPH-Copper Canyon, LLC(k)	Delaware
WPH-Copper Canyon II, LLC(a)	Delaware
WPHD/Camarillo, LLC	California
WPHD/Ventura, LLC(k)	California
WPH-Oxnard Coastal, LLC(a)	Delaware
2 C Development Company LLC(l)	California
3030 Management, Inc.	Delaware
91st Avenue & Happy Valley, L.L.C.(a)	Arizona

(a)	Owned 50%, directly or indirectly, by the Company.

(b)	Owned 75%, directly or indirectly, by the Company.

(c)	Owned 49.5%, directly or indirectly, by the Company.

(d)	Owned 0.056%, directly or indirectly, by the Company.

(e)	Owned 12%, directly or indirectly, by the Company.

(f)	Owned 49%, directly or indirectly, by the Company

(g)	Owned 51%, directly or indirectly, by the Company.

(h)	Owned 25%, directly or indirectly, by the Company.

(i)	Owned 12.32%, directly or indirectly, by the Company.

(j)	Owned 64%, directly or indirectly, by the Company.

(k)	Owned 65%, directly or indirectly, by the Company.

(l)	Owned 40%, directly or indirectly, by the Company.
MANAGEMENT AND CONTROL
4. Directors and Executive Officers
     The following table lists the name of, and offices held by, each director and executive officer of the Applicants as of the date hereof. The mailing address of each director and executive officer is: c/o D.R. Horton, Inc., 301 Commerce Street, Suite 500, Fort Worth, Texas 76102; (817) 390-8200.
(1) D.R. Horton, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President, Chief Executive Officer and Director
Bill W. Wheat	Executive Vice President, Chief Financial Officer and Director
Stacey H. Dwyer	Executive Vice President and Treasurer
Samuel R. Fuller	Senior Executive Vice President
Ted I. Harbour	Senior Vice President, Assistant Secretary and Chief Legal Officer

Name	Position

Stephan P. Perison	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
David Auld	Vice President and Region President
Christopher J. Chambers	Vice President and Region President
Brian F. Gardner	Vice President and Region President
Gordon D. Jones	Vice President and Region President
Rick L. Horton	Vice President and Region President
George W. Seagraves	Vice President and Region President
Richard P. Ambrosini	Vice President and Division President
Derek Ammerman	Vice President and Division President
Douglas R. Brown	Vice President and Division President
R. Douglas Brown	Vice President and Division President
Bradford C. Brundage	Vice President and Division President
Kurt Roger Burger	Vice President and Division President
Frank T. Davis	Vice President and Division President
Mark Ferguson	Vice President and Division President
Stephen H. Fitzpatrick	Vice President and Division President
James Frasure	Vice President and Division President
Philip A. Fremento	Vice President and Division President
David Greenberg	Vice President and Division President
Thomas F. Hill Jr.	Vice President and Division President
Todd Horton	Vice President and Division President
Robert G. Hutton	Vice President and Division President
C. Shane Johnson	Vice President and Division President
James D. Kyle	Vice President and Division President
Frank Lackman	Vice President and Division President
Robert A. Lawson	Vice President and Division President
Glen D. Longarini	Vice President and Division President
John A. Mariconda	Vice President and Division President
Boyd A. Martin	Vice President and Division President
David McCarthy	Vice President and Division President
Paul J. Romanowski	Vice President and Division President
George W. Seagraves	Vice President and Division President
Ryan Selby	Vice President and Division President
Scott J. Stone	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
Robert E. Coltin	Vice President and Assistant Secretary
William A. Allen	Vice President and Division Controller
David Boten	Vice President and Assistant Secretary
Les Brannon	Vice President and Assistant Secretary
Scott W. Davis	Vice President of Construction
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Todd G. Frederking	Vice President of Sales
Mitch Giles	Vice President and Division Controller
Steven H. Goodman	Vice President and Assistant Secretary
Paula Hunter-Perkins	Vice President and Human Resource Director
Robert M. Karnes	Vice President and Assistant Secretary
Scott P. Keeffe	Vice President of Sales and Marketing
Steve Lovett	Vice President and Region Chief Financial Officer

Name	Position

Richard N. Maier	Vice President and Assistant Secretary
Burwell B. McClendon III	Vice President and Assistant Secretary
Thomas B. Montano	Vice President and Assistant Secretary
David T. Morice	Vice President and Assistant Secretary
Michael J. Murray	Vice President — Controller
Anthony W. Oxley	Vice President
Michael D. Parker	Vice President of Operations
Stephen M. Paul	Vice President
James M. Peebles	Vice President and Assistant Secretary
Donna L. Pope	Vice President of Sales and Marketing
Elizabeth J. Pruitt-Maynor	Vice President of Finance
Matthew J. Pupach	Vice President of Sales and Marketing
Holly N. Rasmussen	Vice President of Sales and Marketing and Assistant Secretary
Eric T. Reavis	Vice President of Sales and Marketing
Rafael J. Roca	Vice President and Area Manager
Michael A. Schroetke	Vice President and Region Chief Financial Officer
Jack E. Simpson	Vice President and Financial Reporting Controller
Jeff Tebeaux	Vice President
Randall H. Trncak	Vice President of Land Acquisition and Development
Jonathan D. Wayne	Vice President of Land
R. Thomas Williams	Vice President of Land Acquisition and Development
Chris D. Wilson	Vice President and Region Chief Financial Officer
Chris D. Wilson	Vice President and Division Controller
David F. Winsor	Vice President of Purchasing
John E. Zakoske	Vice President
Bradley S. Anderson	Director
Michael R. Buchanan	Director
Richard I. Galland	Director
Michael W. Hewatt	Director
Bob G. Scott	Director
(2) C. Richard Dobson Builders, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
David Auld	Vice President and Region President
Brian F. Gardner	Vice President and Region President
George W. Seagraves	Vice President and Region President
Kurt Roger Burger	Vice President and Division President
R. Douglas Brown	Vice President and Division President
Philip A. Fremento	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Anthony W. Oxley	Vice President
Michael A. Schroetke	Vice President and Region Chief Financial Officer
Chris D. Wilson	Vice President and Region Chief Financial Officer
John E. Zakoske	Vice President

(3) CH Investments of Texas, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(4) CHI Construction Company

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Frank T. Davis	Vice President and Division President
Rick McDowell	Vice President and Assistant Division President
Robert E. Coltin	Vice President and Assistant Secretary
Gregory T. Drascic	Vice President of Construction
Anthony Dries	Vice President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Christopher Frandsen	Vice President
Steven F. Seeger	Vice President of Sales and Marketing
(5) CHTEX of Texas, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Rick L. Horton	Vice President and Region President
Derek Ammerman	Vice President and Division President
W. Todd Horton	Vice President and Division President
Rob G. Hutton	Vice President and Division President
Les Brannon	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Steve Lovett	Vice President and Region Chief Financial Officer
Richard N. Maier	Vice President and Assistant Secretary
Burwell B. McClendon III	Vice President and Assistant Secretary
Randall C. Present	Vice President
Eric T. Reavis	Vice President of Sales and Marketing

(6) Continental Homes, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Frank T. Davis	Vice President and Division President
Rick McDowell	Vice President and Assistant Division President
Robert E. Coltin	Vice President and Assistant Secretary
Gregory T. Drascic	Vice President of Construction
Anthony Dries	Vice President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Christopher Frandsen	Vice President
(7) Continental Homes of Texas, L.P.

Name	Position

None.
(8) Continental Residential, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Keith Alex	Vice President
Richie R. Blogg	Vice President of Land Acquisition
M. Scott Clark	Vice President of Construction
R. Dale Eggleston	Vice President
Stephen H. Fitzpatrick	Vice President
Joan L. Fleming	Vice President
Diane Galigher	Vice President of Sales and Marketing
Charles P. Kalman	Vice President of Construction
Jimmy Luker	Vice President of Operations
William Mayer	Vice President and Assistant Secretary
Jeremy Newman	Vice President and Division Controller
Terri E. Robbins Caserman	Vice President of Human Resources
Steve Rowland	Vice President of Planning and Development
Jonathan R. Smith	Vice President of Purchasing
David Stearn	Vice President of Land Acquisition
Brenda L. Zalke	Vice President of California Region

(9) D.R. Horton — Emerald, Ltd.

Name	Position

None.
(10) D.R. Horton, Inc. — Birmingham

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
David Auld	Vice President and Region President
Scott J. Stone	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Anthony W. Oxley	Vice President
Chris D. Wilson	Vice President and Region Chief Financial Officer
(11) D.R. Horton, Inc. — Chicago

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted. I Harbour	Executive Vice President and Assistant Secretary
Dale R. Eggleston	Vice President
Joan L. Fleming	Vice President
(12) D.R. Horton, Inc. — Denver

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
George W. Seagraves	Vice President and Division President
David Boten	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Elizabeth J. Pruitt-Maynor	Vice President of Finance
Holly N. Rasmussen	Vice President of Sales and Marketing and Assistant Secretary

(13) D.R. Horton, Inc. — Dietz-Crane

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Karl Spangler	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Alan S. Hall	Vice President of Land Acquisition
Don T. Kieffer	Vice President of Land Development
Eric W. Montgomery	Vice President of Construction
Joe B. Spangler	Vice President
(14) D.R. Horton, Inc. — Fresno

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Robert A. Buckheister Jr.	Vice President Construction
R. Dale Eggleston	Vice President
Jane Y. Faulks	Vice President and Division Controller
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Timothy C. Howard	Vice President Construction
Linda Inan	Vice President of Sales
(15) D.R. Horton, Inc. — Greensboro

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Brian F. Gardner	Vice President and Region President
George W. Seagraves	Vice President and Region President
Kurt Roger Burger	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Michael A. Schroetke	Vice President and Region Chief Financial Officer

(16) D.R. Horton, Inc. — Gulf Coast

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Rick L. Horton	Vice President and Region President
Derek Ammerman	Vice President and Division President
Les Brannon	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(17) D.R. Horton, Inc. — Jacksonville

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
David Auld	Vice President and Region President
Philip A. Fremento	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Keith V. Williams	Vice President
Chris D. Wilson	Vice President and Region Chief Financial Officer
John E. Zakoske	Vice President
(18) D.R. Horton, Inc. — Louisville

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(19) D.R. Horton, Inc. — Minnesota

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary

Name	Position

George W. Seagraves	Vice President, Region President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Stephen M. Paul	Vice President
(20) D.R. Horton, Inc. — New Jersey

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Brian F. Gardner	Vice President and Region President
George W. Seagraves	Vice President and Region President
Alfred L. Garfall Jr.	Vice President and Division President
Jay A. Goldberg	Vice President of Sales and Marketing and Assistant Secretary
Mitchell Newman	Vice President of Land Acquisition and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Michael A. Schroetke	Vice President and Region Chief Financial Officer
(21) D.R. Horton, Inc. — Portland

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
Ryan Selby	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
John R. Briscoe	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(22) D.R. Horton, Inc. — Sacramento

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary

Name	Position

Christopher J. Chambers	Vice President and Region President
William E. Mayer III	Vice President and Assistant Secretary
Russell D. Ameter	Vice President and Assistant Secretary of Land Acquisition
Robert V. Brennan	Vice President and Assistant Secretary of Sales and Marketing
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Frederick G. Holz	Vice President and Assistant Secretary
Mike T. Meyer	Vice President and Assistant Secretary
(23) D.R. Horton, Inc. — Torrey

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
David Auld	Vice President and Region President
Brian F. Gardner	Vice President and Region President
George W. Seagraves	Vice President and Region President
R. Douglas Brown	Vice President and Division President
Bradford C. Brundage	Vice President and Division President
Kurt Roger Burger	Vice President and Division President
Scott J. Stone	Vice President and Division President
Anthony W. Oxley	Vice President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Michael A. Schroetke	Vice President and Region Chief Financial Officer
Chris D. Wilson	Vice President and Region Chief Financial Officer
(24) D.R. Horton LA North, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Glen D. Longarini	Vice President and Division President
Jason E. Frank	Vice President and Region Chief Financial Officer
William E. Mayer III	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Mark Higgins	Vice President
Deborah S. Porter	Vice President and Division Controller

(25) D.R. Horton Los Angeles Holding Company, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Stephen H. Fitzpatrick	Vice President, Division President and Assistant Secretary
Glen D. Longarini	Vice President and Division President
Keith Alex	Vice President
Richie R. Blogg	Vice President of Land Acquisition
Daniel W. Boyd	Vice President
Robert A. Buckheister Jr.	Vice President Construction
M. Scott Clark	Vice President of Construction
R. Dale Eggleston	Vice President
Jane Y. Faulks	Vice President and Division Controller
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Diane Galigher	Vice President of Sales and Marketing
Mark Kolan Higgins	Vice President
Timothy C. Howard	Vice President Construction
Jimmy Luker	Vice President of Operations
William Mayer	Vice President and Assistant Secretary
Deborah S. Porter	Vice President and Division Controller
Terri E. Robbins Caserman	Vice President of Human Resources
Steve Rowland	Vice President of Planning and Development
Rodney S. Singh	Vice President of Land Acquisition and Development
Jonathan R. Smith	Vice President of Purchasing
Brenda L. Zalke	Vice President of California Region
(26) D.R. Horton Management Company, Ltd.

Name	Position

None.
(27) D.R. Horton Materials, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Rick L. Horton	Vice President and Region President
Derek Ammerman	Vice President and Division President
W. Todd Horton	Vice President and Division President
Rob G. Hutton	Vice President and Division President
C. Shane Johnson	Vice President and Division President

Name	Position

James D. Kyle	Vice President and Division President
(28) D.R. Horton OCI, Inc.

Name	Position

Donald R. Horton	Chairman of the Board
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Stephen J. Fitzpatrick	Vice President and Division President
M. Scott Clark	Vice President of Construction
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Charles P. Kalman	Vice President of Construction
Jimmy Luker	Vice President of Operations
William E. Mayer III	Vice President and Assistant Secretary
Brenda L. Zalke	Vice President of California Region
Diane Galigher	Vice President of Sales and Marketing
(29) D.R. Horton — Schuler Homes, LLC

Name	Position

None.
(30) D.R. Horton — Texas, Ltd.

Name	Position

None.
(31) D.R. Horton VEN, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Glen D. Longarini	Vice President and Division President
James R. Bird	Vice President of Customer Service
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
William Mayer	Vice President and Assistant Secretary
Deborah S. Porter	Vice President and Division Controller

(32) DRH Cambridge Homes, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman and Chief Executive Officer
Douglas R. Brown	President and Division President
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Jerry Conrad	Senior Vice President
Ted I. Harbour	Senior Vice President and Assistant Secretary
George W. Seagraves	Vice President and Region President
Paul F. Ivers	Vice President and Division President
Steven H. Goodman	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Bob Hinz	Vice President
David L. Smith	Vice President of Sales and Marketing
(33) DRH Cambridge Homes, LLC

Name	Position

None.
(34) DRH Construction, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Gordon D. Jones	Vice President and Region President
John A. Mariconda	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(35) DRH Regrem VII, LP

Name	Position

None.
(36) DRH Regrem VIII, LLC

Name	Position

None.

(37) DRH Regrem XI, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(38) DRH Regrem XII, LP

Name	Position

None.
(39) DRH Regrem XIII, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(40) DRH Regrem XIV, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(41) DRH Regrem XV, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President

(42) DRH Regrem XVI, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(43) DRH Regrem XVII, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(44) DRH Regrem XVIII, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(45) DRH Regrem XIX, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(46) DRH Regrem XX, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer

Name	Position

Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(47) DRH Regrem XXI, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(48) DRH Regrem XXII, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(49) DRH Regrem XXIII, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(50) DRH Regrem XXIV, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer

Name	Position

Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(51) DRH Regrem XXV, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(52) DRH Southwest Construction, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Mark J. Ferguson	Vice President and Division President
Karl Spangler	Vice President and Division President
Robert E. Coltin	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Don T. Kieffer	Vice President of Land Development
Eric W. Montgomery	Vice President of Construction
(53) DRH Tucson Construction, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
David S. Greenberg	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Matthew J. Pupach	Vice President of Sales and Marketing
R. Thomas Williams	Vice President
David F. Winsor	Vice President of Purchasing

(54) DRHI, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Stephan P. Perison	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
David Auld	Vice President and Region President
Brian F. Gardner	Vice President and Region President
Rick L. Horton	Vice President and Region President
Gordon D. Jones	Vice President and Region President
George W. Seagraves	Vice President and Region President
Steve Lovett	Vice President and Region Chief Financial Officer
Richard P. Ambrosini	Vice President and Division President
Derek Ammerman	Vice President and Division President
Douglas R. Brown	Vice President and Division President
R. Douglas Brown	Vice President and Division President
Bradford C. Brundage	Vice President and Division President
Kurt Roger Burger	Vice President and Division President
Mark Ferguson	Vice President and Division President
Stephen H. Fitzpatrick	Vice President and Division President
James Frasure	Vice President and Division President
Philip A. Fremento	Vice President and Division President
David Greenberg	Vice President and Division President
Thomas F. Hill, Jr.	Vice President and Division President
Todd Horton	Vice President and Division President
Robert G. Hutton	Vice President and Division President
C. Shane Johnson	Vice President and Division President
James D. Kyle	Vice President and Division President
Frank Lackman	Vice President and Division President
Robert A. Lawson	Vice President and Division President
Glen D. Longarini	Vice President and Division President
John A. Mariconda	Vice President and Division President
David McCarthy	Vice President and Division President
Boyd A. Martin	Vice President and Division President
Paul J. Romanowski	Vice President and Division President
George W. Seagraves	Vice President and Division President
Ryan Selby	Vice President and Division President
Scott Stone	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
Les Brannon	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Steven H. Goodman	Vice President and Assistant Secretary
Paula Hunter-Perkins	Vice President and Human Resources Director
Robert M. Karnes	Vie President and Assistant Secretary
Burwell B. McClendon III	Vice President and Assistant Secretary
Thomas B. Montano	Vice President and Assistant Secretary

Name	Position

David T. Morice	Vice President and Assistant Secretary
Michael J. Murray	Vice President — Controller
Anthony W. Oxley	Vice President
Stephen M. Paul	Vice President
James M. Peebles	Vice President and Assistant Secretary
Elizabeth J. Pruitt-Maynor	Vice President of Finance
Michael A. Schroetke	Vice President and Region Chief Financial Officer
Keith V. Williams	Vice President
R. Thomas Williams	Vice President of Land Acquisition and Development
Chris D. Wilson	Vice President, Region Chief Financial Officer and Controller
John E. Zakoske	Vice President
(55) HPH Homebuilders 2000 L.P.

Name	Position

None.
(56) KDB Homes, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
George W. Seagraves	Vice President and Division President
David Boten	Vice President
Scott W. Davis	Vice President of Construction
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Elizabeth J. Pruitt-Maynor	Vice President of Finance
Holly N. Rasmussen	Vice President of Sales and Marketing and Assistant Secretary
Jonathan D. Wayne	Vice President of Land
(57) Meadows I, Ltd.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Rick L. Horton	Vice President and Region President
Steve Lovett	Vice President and Region Chief Financial Officer
Derek Ammerman	Vice President and Division President
W. Todd Horton	Vice President and Division President
Robert G. Hutton	Vice President and Division President

Name	Position

C. Shane Johnson	Vice President and Division President
James D. Kyle	Vice President and Division President
J. Mark Ferguson	Vice President and Division President
James M. Peebles	Vice President and Assistant Secretary
Les Brannon	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Todd G. Frederking	Vice President of Sales
Burwell B. McClendon III	Vice President and Assistant Secretary
Eric T. Reaves	Vice President of Sales and Marketing
Kathryn M. Rhoades	Vice President of Sales and Marketing
Randall H. Trncak	Vice President of Land Acquisition and Development
(58) Meadows II, Ltd.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(59) Meadows VIII, Ltd.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(60) Meadows IX, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Brian F. Gardner	Vice President and Region President
Alfred L. Garfall Jr.	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President

(61) Meadows X, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Brian F. Gardner	Vice President and Region President
Alfred L. Garfall Jr.	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(62) Melmort Co.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Mark C. Winter	Vice President
(63) Melody Homes, Inc.

Name	Position

Donald R. Horton	Chairman of the Board
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
George W. Seagraves	Vice President and Division President
David Boten	Vice President and Assistant Secretary
Scott W. Davis	Vice President of Construction
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Elizabeth J. Pruitt-Maynor	Vice President of Finance
Holly N. Rasmussen	Vice President of Sales and Marketing and Assistant Secretary
Jonathan D. Wayne	Vice President of Land
(64) Schuler Homes of Arizona LLC

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer

Name	Position

Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Frank T. Davis	Vice President and Division President
Rick McDowell	Vice President and Assistant Division President
Robert E. Coltin	Vice President and Assistant Secretary
Gregory T. Drascic	Vice President of Construction
Anthony Dries	Vice President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Christopher Frandsen	Vice President
Steven F. Seeger	Vice President of Sales and Marketing
(65) Schuler Homes of California, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Richard P. Ambrosini	Vice President and Division President
Stephen H. Fitzpatrick	Vice President and Division President
William E. Mayer	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Lisa M. Frazier	Vice President
Jimmy Luker	Vice President of Operations
William Shannon	Vice President
(66) Schuler Homes of Oregon, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
Ryan M. Selby	Vice President and Division President
J. Matthew Farris	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President

(67) Schuler Homes of Washington, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
James K. Schuler	Senior Vice President and Region President
Ted I. Harbour	Senior Vice President and Assistant Secretary
J. Matthew Farris	Vice President and Division President
Ryan Selby	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(68) Schuler Mortgage, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
James K. Schuler	Senior Vice President
R. Dale Eggleston	Vice President
J. Matthew Farris	Vice President
Joan L. Fleming	Vice President
(69) Schuler Realty Hawaii, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
Michael T. Jones	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(70) SGS Communities at Grande Quay, L.L.C.

Name	Position

None.
(71) SHA Construction LLC

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President

Name	Position

Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Frank T. Davis	Vice President and Division President
Rick McDowell	Vice President and Assistant Division President
Robert E. Coltin	Vice President and Assistant Secretary
Gregory T. Drascic	Vice President of Construction and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Christopher Frandsen	Vice President
(72) SHLR of California, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(73) SHLR of Colorado, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
Michael T. Jones	Vice President and Division President
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(74) SHLR of Nevada, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President
Frank T. Davis	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Robert E. Coltin	Vice President and Assistant Secretary

Name	Position

R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Steven F. Seeger	Vice President of Sales and Marketing
(75) SHLR of Utah, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
Michael T. Jones	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(76) SHLR of Washington, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
J. Matthew Farris	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
Kevin A. Capuzzi	Vice President of Land Acquisition
Ewelina J. Eberhart	Vice President and Division Controller
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Dan E. Lungren	Vice President
Tia Heim	Vice President and Assistant Secretary
Bill Salvesen	Vice President of Sales
(77) SRHI LLC

Name	Position

Donald R. Horton	Chairman of the Board
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Gordon D. Jones	Vice President and Region President

Name	Position

Frank T. Davis	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Robert E. Coltin	Vice President and Assistant Secretary
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
(78) SSHI LLC

Name	Position

Donald R. Horton	Chairman of the Board
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
J. Matthew Farris	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
Kevin A. Capuzzi	Vice President of Land Acquisition
Ewelina J. Eberhart	Vice President and Division Controller
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Tia Heim	Vice President and Assistant Secretary
Dan E. Lungren	Vice President
Bill Salvesen	Vice President of Sales
(79) Vertical Construction Corporation

Name	Position

Donald R. Horton	Chairman of the Board
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
James K. Schuler	Senior Vice President and Region President
Michael T. Jones	Vice President and Division President
Christopher K. Barnette	Vice President and Assistant Secretary
Scott Boden	Vice President and Region Chief Financial Officer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Mary K. Flood	Vice President of Sales and Marketing
Alan D. Labbe	Vice President of Construction
Galen Lee	Vice President of Finance
(80) Western Pacific Funding, Inc.

Name	Position

Donald R. Horton	Director
Donald J. Tomnitz	Vice Chairman and Chief Executive Officer

Name	Position

James K. Schuler	President
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President, Secretary and Treasurer
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Lisa Frazier	Vice President
(81) Western Pacific Housing Co., a California Limited Partnership

Name	Position

None.
(82) Western Pacific Housing, Inc.

Name	Position

Donald R. Horton	Chairman of the Board
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Richard P. Ambrosini	Vice President and Division President
Stephen H. Fitzpatrick	Vice President and Division President
Glen D. Longarini	Vice President and Division President
Keith Alex	Vice President
Russell D. Ameter	Vice President and Assistant Secretary of Land Acquisition
Nicholas Arenson	Vice President of Land Acquisition and Forward Planning and Assistant Secretary
Richie R. Blogg	Vice President of Land Acquisition
Robert V. Brennan	Vice President and Assistant Secretary of Sales and Marketing
Lloyd Brown	Vice President and Customer Service
Robert A. Buckheister Jr.	Vice President Construction
M. Scott Clark	Vice President of Construction
Timothy F. Collity	Vice President and Director of Operations
R. Dale Eggleston	Vice President
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Lisa Frazier	Vice President, Financial Controller and Assistant Treasurer
Diane Galigher	Vice President of Sales and Marketing
Mark K. Higgins	Vice President
Frederick G. Holz	Vice President and Assistant Secretary
Charles P. Kalman	Vice President of Construction
Jimmy Luker	Vice President of Operations
William E. Mayer III	Vice President and Assistant Secretary
Mike T. Meyer	Vice President and Assistant Secretary
Deanna Montoya	Vice President
Jeremy Newman	Vice President and Division Controller
Deborah S. Porter	Vice President and Division Controller

Name	Position

Terri E. Robbins Caserman	Vice President of Human Resources
Steve Rowland	Vice President of Planning and Development
Rodney S. Singh	Vice President of Land Acquisition and Development
Jonathan R. Smith	Vice President of Purchasing
David Stearn	Vice President of Land Acquisition
Anthony J. Wyman	Vice President
Brenda L. Zalke	Vice President of California Region
(83) Western Pacific Housing Management, Inc.

Name	Position

Donald R. Horton	Chairman of the Board and Director
Donald J. Tomnitz	Vice Chairman, President and Chief Executive Officer
Samuel R. Fuller	Senior Executive Vice President
Bill W. Wheat	Executive Vice President and Chief Financial Officer
Stacey H. Dwyer	Executive Vice President and Treasurer
Ted I. Harbour	Senior Vice President and Assistant Secretary
Christopher J. Chambers	Vice President and Region President
Richard P. Ambrosini	Vice President and Division President
Stephen H. Fitzpatrick	Vice President and Division President
Glen D. Longarini	Vice President and Division President
Keith Alex	Vice President
Nicholas Arenson	Vice President of Land Acquisition and Forward Planning and Assistant Secretary
Richie R. Blogg	Vice President of Land Acquisition
Robert V. Brennan	Vice President and Assistant Secretary of Sales and Marketing
Robert A. Buckheister Jr.	Vice President Construction
M. Scott Clark	Vice President of Construction
Timothy F. Collity	Vice President and Director of Operations
R. Dale Eggleston	Vice President
Jane Y. Faulks	Vice President and Division Controller
Joan L. Fleming	Vice President
Jason E. Frank	Vice President and Region Chief Financial Officer
Lisa Frazier	Vice President, Financial Controller and Assistant Treasurer
Diane Galigher	Vice President of Sales and Marketing
Mark K. Higgins	Vice President
Frederick G. Holz	Vice President and Assistant Secretary
Charles P. Kalman	Vice President of Construction
Jimmy Luker	Vice President of Operations
William E. Mayer III	Vice President and Assistant Secretary
Mike T. Meyer	Vice President and Assistant Secretary
Deanna Montoya	Vice President
Jeremy Newman	Vice President and Division Controller
Deborah S. Porter	Vice President and Division Controller
Terri E. Robbins Caserman	Vice President of Human Resources
Rodney S. Singh	Vice President of Land Acquisition and Development
Jack Simpson	Vice President
Jonathan R. Smith	Vice President of Purchasing
David Stearn	Vice President of Land Acquisition
Brenda Zalke	Vice President of California Region

(84) Western Pacific Housing-Antigua, LLC

Name	Position

None.
(85) Western Pacific Housing-Aviara, L.P.

Name	Position

None.
(86) Western Pacific Housing-Boardwalk, LLC

Name	Position

None.
(87) Western Pacific Housing-Broadway, LLC

Name	Position

None.
(88) Western Pacific Housing-Canyon Park, LLC

Name	Position

None.
(89) Western Pacific Housing-Carmel, LLC

Name	Position

None.
(90) Western Pacific Housing-Carrillo, LLC

Name	Position

None.
(91) Western Pacific Housing-Communications Hill, LLC

Name	Position

None.
(92) Western Pacific Housing-Copper Canyon, LLC

Name	Position

None.
(93) Western Pacific Housing-Creekside, LLC

Name	Position

None.

(94) Western Pacific Housing-Culver City, L.P.

Name	Position

None.
(95) Western Pacific Housing-Del Valle, LLC

Name	Position

None.
(96) Western Pacific Housing-Lomas Verdes, LLC

Name	Position

None.
(97) Western Pacific Housing-Lost Hills Park, LLC

Name	Position

None.
(98) Western Pacific Housing-McGonigle Canyon, LLC

Name	Position

None.
(99) Western Pacific Housing-Mountaingate, L.P.

Name	Position

None.
(100) Western Pacific Housing-Norco Estates, LLC

Name	Position

None.
(101) Western Pacific Housing-Oso, L.P.

Name	Position

None.
(102) Western Pacific Housing-Pacific Park II, LLC

Name	Position

None.
(103) Western Pacific Housing-Park Avenue East, LLC

Name	Position

None.

(104) Western Pacific Housing-Park Avenue West, LLC

Name	Position

None.
(105) Western Pacific Housing-Playa Vista, LLC

Name	Position

None.
(106) Western Pacific Housing-Poinsettia, L.P.

Name	Position

None.
(107) Western Pacific Housing-River Ridge, LLC

Name	Position

None.
(108) Western Pacific Housing-Robinhood Ridge, LLC

Name	Position

None.
(109) Western Pacific Housing-Santa Fe, LLC

Name	Position

None.
(110) Western Pacific Housing-Scripps, L.P.

Name	Position

None.
(111) Western Pacific Housing-Scripps II, LLC

Name	Position

None.
(112) Western Pacific Housing-Seacove, L.P.

Name	Position

None.
(113) Western Pacific Housing-Studio 528, LLC

Name	Position

None.

(114) Western Pacific Housing-Terra Bay Duets, LLC

Name	Position

None.
(115) Western Pacific Housing-Torrance, LLC

Name	Position

None.
(116) Western Pacific Housing-Torrey Commercial, LLC

Name	Position

None.
(117) Western Pacific Housing-Torrey Meadows, LLC

Name	Position

None.
(118) Western Pacific Housing-Torrey Multi-Family, LLC

Name	Position

None.
(119) Western Pacific Housing-Torrey Village Center, LLC

Name	Position

None.
(120) Western Pacific Housing-Vineyard Terrace, LLC

Name	Position

None.
(121) Western Pacific Housing-Windemere, LLC

Name	Position

None.
(122) Western Pacific Housing-Windflower, L.P.

Name	Position

None.
(123) WPH-Camino Ruiz, LLC

Name	Position

None.

5. Principal Owners of Voting Securities
     The following tables set forth information regarding each person owning 10% or more of an Applicant’s voting securities as of May 5, 2008:
(1) D.R. Horton, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

FMR Corp* 82 Devonshire Street Boston, Massachusetts 02109	Common Stock	46,950,295	14.91%

*	Based solely upon information contained in the most recently filed Schedule 13G/A of FMR Corp., filed with the SEC on February 14, 2008, reflecting beneficial ownership as of December 31, 2007. According to this Schedule 13G/A, FMR Corp. had sole voting power for 1,064,529 of these shares, no shared voting power, sole dispositive power for all 46,950,295 of these shares and no shared dispositive power. Additionally, according to the filing, Edward C. Johnson III, the chairman of FMR Corp., may be deemed to control the shares held by FMR Corp.
(2) C. Richard Dobson Builders, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	120	100%
(3) CH Investments of Texas, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(4) CHI Construction Company

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Continental Homes, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(5) CHTEX of Texas, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(6) Continental Homes, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(7) Continental Homes of Texas, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

CHTEX of Texas, Inc. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(8) Continental Residential, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(9) D.R. Horton — Emerald, Ltd.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Meadows I, Ltd. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A

(10) D.R. Horton, Inc. — Birmingham

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(11) D.R. Horton, Inc. — Chicago

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(12) D.R. Horton, Inc. — Denver

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(13) D.R. Horton, Inc. — Dietz-Crane

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(14) D.R. Horton, Inc. — Fresno

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(15) D.R. Horton, Inc. — Greensboro

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(16) D.R. Horton, Inc. — Gulf Coast

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(17) D.R. Horton, Inc. — Jacksonville

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(18) D.R. Horton, Inc. — Louisville

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(19) D.R. Horton, Inc. — Minnesota

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(20) D.R. Horton, Inc. — New Jersey

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(21) D.R. Horton, Inc. — Portland

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(22) D.R. Horton, Inc. — Sacramento

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(23) D.R. Horton, Inc. — Torrey

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(24) D.R. Horton LA North, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(25) D.R. Horton Los Angeles Holding Company, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(26) D.R. Horton Management Company, Ltd.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Meadows I, Ltd. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(27) D.R. Horton Materials, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(28) D.R. Horton OCI, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(29) D.R. Horton — Schuler Homes, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A

(30) D.R. Horton — Texas, Ltd.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Meadows I, Ltd. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(31) D.R. Horton VEN, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(32) DRH Cambridge Homes, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. — Sacramento 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(33) DRH Cambridge Homes, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

DRH Cambridge Homes, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(34) DRH Construction, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(35) DRH Regrem VII, LP

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Meadows I, Ltd. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(36) DRH Regrem VIII, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. — Chicago 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(37) DRH Regrem XI, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(38) DRH Regrem XII, LP

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Meadows I, Ltd. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(39) DRH Regrem XIII, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(40) DRH Regrem XIV, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(41) DRH Regrem XV, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(42) DRH Regrem XVI, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(43) DRH Regrem XVII, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(44) DRH Regrem XVIII, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(45) DRH Regrem XIX, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(46) DRH Regrem XX, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(47) DRH Regrem XXI, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(48) DRH Regrem XXII, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(49) DRH Regrem XXIII, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(50) DRH Regrem XXIV, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(51) DRH Regrem XXV, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(52) DRH Southwest Construction, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(53) DRH Tucson Construction, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(54) DRHI, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100,000	100%

(55) HPH Homebuilders 2000 L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(56) KDB Homes, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(57) Meadows I, Ltd.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	7,000	100%
(58) Meadows II, Ltd.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(59) Meadows VIII, Ltd.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(60) Meadows IX, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(61) Meadows X, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(62) Melmort Co.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(63) Melody Homes, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(64) Schuler Homes of Arizona LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

SRHI, LLC 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A

(65) Schuler Homes of California, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(66) Schuler Homes of Oregon, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(67) Schuler Homes of Washington, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(68) Schuler Mortgage, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(69) Schuler Realty Hawaii, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%

(70) SGS Communities at Grande Quay, L.L.C.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Meadows IX, Inc. 301 Commerce Street Fort Worth, Texas 76102	Member	N/A	N/A

Meadows X, Inc. 301 Commerce Street Fort Worth, Texas 76102	Member	N/A	N/A
(71) SHA Construction LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

SRHI, LLC 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(72) SHLR of California, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	1,000	100%
(73) SHLR of Colorado, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(74) SHLR of Nevada, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%

(75) SHLR of Utah, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(76) SHLR of Washington, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(77) SRHI LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

SHLR of Nevada, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(78) SSHI LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

SHLR of Washington, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(79) Vertical Construction Corporation

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%

(80) Western Pacific Funding, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	999	99%
(81) Western Pacific Housing Co., a California Limited Partnership

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(82) Western Pacific Housing, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

D.R. Horton, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(83) Western Pacific Housing Management, Inc.

			% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Common Stock	100	100%
(84) Western Pacific Housing-Antigua, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager Member	N/A	N/A

(85) Western Pacific Housing-Aviara, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager General Partner	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(86) Western Pacific Housing-Boardwalk, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc.	Sole Member	N/A	N/A
301 Commerce Street
Fort Worth, Texas 76102
(87) Western Pacific Housing-Broadway, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(88) Western Pacific Housing-Canyon Park, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(89) Western Pacific Housing-Carmel, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102

(90) Western Pacific Housing-Carrillo, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(91) Western Pacific Housing-Communications Hill, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(92) Western Pacific Housing-Copper Canyon, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(93) Western Pacific Housing-Creekside, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Manager Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(94) Western Pacific Housing-Culver City, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Managing/General Partner	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102

(95) Western Pacific Housing-Del Valle, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc.	Sole Member	N/A	N/A
301 Commerce Street
Fort Worth, Texas 76102
(96) Western Pacific Housing-Lomas Verdes, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Managing Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(97) Western Pacific Housing-Lost Hills Park, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Managing Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(98) Western Pacific Housing-McGonigle Canyon, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Managing Member	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102
(99) Western Pacific Housing-Mountaingate, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing	Managing General Partner	N/A	N/A
Management, Inc.
301 Commerce Street
Fort Worth, Texas 76102

(100) Western Pacific Housing-Norco Estates, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing Member	N/A	N/A
(101) Western Pacific Housing-Oso, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	General Partner	N/A	N/A
(102) Western Pacific Housing-Pacific Park II, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing Member	N/A	N/A
(103) Western Pacific Housing-Park Avenue East, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(104) Western Pacific Housing-Park Avenue West, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A

(105) Western Pacific Housing-Playa Vista, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(106) Western Pacific Housing-Poinsettia, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing/General Partner	N/A	N/A
(107) Western Pacific Housing-River Ridge, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(108) Western Pacific Housing-Robinhood Ridge, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager	N/A	N/A
(109) Western Pacific Housing-Santa Fe, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing Member	N/A	N/A

(110) Western Pacific Housing-Scripps, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing/General Partner	N/A	N/A
(111) Western Pacific Housing-Scripps II, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager Member	N/A	N/A
(112) Western Pacific Housing-Seacove, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing General Partner	N/A	N/A
(113) Western Pacific Housing-Studio 528, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(114) Western Pacific Housing-Terra Bay Duets, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A

(115) Western Pacific Housing-Torrance, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(116) Western Pacific Housing-Torrey Commercial, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager	N/A	N/A
(117) Western Pacific Housing-Torrey Meadows, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(118) Western Pacific Housing-Torrey Multi-Family, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager Member	N/A	N/A
(119) Western Pacific Housing-Torrey Village Center, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager Member	N/A	N/A

(120) Western Pacific Housing-Vineyard Terrace, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager Member	N/A	N/A
(121) Western Pacific Housing-Windemere, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing, Inc. 301 Commerce Street Fort Worth, Texas 76102	Sole Member	N/A	N/A
(122) Western Pacific Housing-Windflower, L.P.

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Managing/General Partner	N/A	N/A
(123) WPH-Camino Ruiz, LLC

% of Voting
	Title of Class		Securities
Name and Complete Mailing Address	Owned	Amount Owned	Owned

Western Pacific Housing Management, Inc. 301 Commerce Street Fort Worth, Texas 76102	Manager	N/A	N/A

UNDERWRITERS
6.	Underwriters
     (a) The name and complete mailing address of each person who, within three years prior to the date of filing this application, acted as an underwriter of any securities of the Applicants which are outstanding on the date of filing this application is listed below, along with the title of each class of securities underwritten by the underwriter:

Name and Address	Title of Class of Securities Underwritten

UBS Securities LLC 677 Washington Boulevard Stamford, CT 06901	6% Senior Notes due 2011 of the Company, together with guarantees by the Guarantors
6.5% Senior Notes due 2016 of the Company, together with guarantees by the Guarantors

Banc of America Securities LLC 214 North Tryon 15th Floor Charlotte, NC 28255	6% Senior Notes due 2011 of the Company, together with guarantees by the Guarantors
6.5% Senior Notes due 2016 of the Company, together with guarantees by the Guarantors

Wachovia Capital Markets, LLC 301 South College Street Charlotte, NC 28288-0604	6% Senior Notes due 2011 of the Company, together with guarantees by the Guarantors
6.5% Senior Notes due 2016 of the Company, together with guarantees by the Guarantors

BNP Paribas Securities Corp. 787 Seventh Avenue Floor 27 New York, NY 10019-6018	6% Senior Notes due 2011 of the Company, together with guarantees by the Guarantors
6.5% Senior Notes due 2016 of the Company, together with guarantees by the Guarantors

Caylon Securities (USA) Inc. 1301 Avenue of the Americas New York, NY 10019-6022	6% Senior Notes due 2011 of the Company, together with guarantees by the Guarantors
6.5% Senior Notes due 2016 of the Company, together with guarantees by the Guarantors

Name and Address	Title of Class of Securities Underwritten

Greenwich Capital Markets, Inc. 600 Steamboat Road	6% Senior Notes due 2011 of the Company, together with guarantees by the Guarantors
Greenwich, CT 06830
6.5% Senior Notes due 2016 of the Company, together with guarantees by the Guarantors

Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013	5.375% Senior Notes due 2012 of the Company, together with guarantees by the Guarantors
     (b) There is no proposed underwriter for the New Notes that are proposed to be offered in the connection with the Indenture that is qualified under this application.
CAPITAL SECURITIES
7.	Capitalization
(a)	The authorized and outstanding securities of the Company as of May 5, 2008 were as follows:

(1)	D.R. Horton, Inc.

	Amount	Amount
Title of Class	Authorized	Outstanding
	(Dollars in Millions)
Common Stock, par value $0.01	1,000,000,000 shares	315,869,604 shares
Preferred Stock, par value $0.10	30,000,000 shares	0
5% Senior Notes due 2009	$200.0	$200.0
8% Senior Notes due 2009	$385.0	$385.0
4.875% Senior Notes due 2010	$250.0	$250.0
9.75% Senior Subordinated Notes due 2010	$150.0	$113.5
6% Senior Notes due 2011	$250.0	$250.0
7.875% Senior Notes due 2011	$200.0	$200.0
5.375% Senior Notes due 2012	$300.0	$300.0
6.875% Senior Notes due 2013	$200.0	$200.0
5.875% Senior Notes due 2013	$100.0	$100.0
6.125% Senior Notes due 2014	$200.0	$200.0
5.625% Senior Notes due 2014	$250.0	$250.0
5.25% Senior Notes due 2015	$300.0	$300.0
5.625% Senior Notes due 2016	$300.0	$300.0
6.5% Senior Notes due 2016	$500.0	$500.0
(2)	C. Richard Dobson Builders, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	500 shares	120 shares

(3)	CH Investments of Texas, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	100,000 shares	1,000 shares
(4)	CHI Construction Company*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	1,000 shares
(5)	CHTEX of Texas, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	100,000 shares	1,000 shares
(6)	Continental Homes, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $1.00	1,000 shares	100 shares
(7)	Continental Homes of Texas, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(8)	Continental Residential, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(9)	D.R. Horton — Emerald, Ltd.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(10)	D.R. Horton, Inc. — Birmingham*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares

(11)	D.R. Horton, Inc. — Chicago*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(12)	D.R. Horton, Inc. — Denver*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(13)	D.R. Horton, Inc. — Dietz-Crane*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(14)	D.R. Horton, Inc. — Fresno*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(15)	D.R. Horton, Inc. — Greensboro*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(16)	D.R. Horton, Inc. — Gulf Coast*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(17)	D.R. Horton, Inc. — Jacksonville*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(18)	D.R. Horton, Inc. — Louisville*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares

(19)	D.R. Horton, Inc. — Minnesota*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	10,000 shares	1,000 shares
(20)	D.R. Horton, Inc. — New Jersey*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(21)	D.R. Horton, Inc. — Portland*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(22)	D.R. Horton, Inc. — Sacramento*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(23)	D.R. Horton, Inc. — Torrey*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(24)	D.R. Horton LA North, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(25)	D.R. Horton Los Angeles Holding Company, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(26)	D.R. Horton Management Company, Ltd.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%

(27)	D.R. Horton Materials, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(28)	D.R. Horton OCI, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(29)	D.R. Horton — Schuler Homes, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(30)	D.R. Horton — Texas, Ltd.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(31)	D.R. Horton VEN, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(32)	DRH Cambridge Homes, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(33)	DRH Cambridge Homes, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(34)	DRH Construction, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares

(35)	DRH Regrem VII, LP*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(36)	DRH Regrem VIII, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(37)	DRH Regrem XI, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(38)	DRH Regrem XII, LP*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(39)	DRH Regrem XIII, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,0000 shares
(40)	DRH Regrem XIV, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(41)	DRH Regrem XV, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(42)	DRH Regrem XVI, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares

(43)	DRH Regrem XVII, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(44)	DRH Regrem XVIII, Inc. *

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(45)	DRH Regrem XIX, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(46)	DRH Regrem XX, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(47)	DRH Regrem XXI, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(48)	DRH Regrem XXII, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(49)	DRH Regrem XXIII, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(50)	DRH Regrem XXIV, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares

(51)	DRH Regrem XXV, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	10,000 shares	1,000 shares
(52)	DRH Southwest Construction, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(53)	DRH Tucson Construction, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	10,000 shares	1,000 shares
(54)	DRHI, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	200,000 shares	100,000 shares
(55)	HPH Homebuilders 2000 L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(56)	KDB Homes, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $1.00	3,000 shares	100 shares
(57)	Meadows I, Ltd.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	10,000 shares	7,000 shares
(58)	Meadows II, Ltd.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	10,000 shares	1,000 shares

(59)	Meadows VIII, Ltd.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	1,000 shares
(60)	Meadows IX, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	100 shares	100 shares
(61)	Meadows X, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	100 shares	100 shares
(62)	Melmort Co.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(63)	Melody Homes, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	1,000 shares	100 shares
(64)	Schuler Homes of Arizona LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(65)	Schuler Homes of California, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(66)	Schuler Homes of Oregon, Inc. *

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares

(67)	Schuler Homes of Washington, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(68)	Schuler Mortgage, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.01	100 shares	100 shares
(69)	Schuler Realty Hawaii, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	25,000 shares	1,000 shares
(70)	SGS Communities at Grande Quay, L.L.C.*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(71)	SHA Construction LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(72)	SHLR of California, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	1,000 shares
(73)	SHLR of Colorado, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(74)	SHLR of Nevada, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares

(75)	SHLR of Utah, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(76)	SHLR of Washington, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	1,000 shares	100 shares
(77)	SRHI LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(78)	SSHI LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(79)	Vertical Construction Corporation*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	100 shares	100 shares
(80)	Western Pacific Funding, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	100,000 shares	1,000 shares
(81)	Western Pacific Housing Co., a California Limited Partnership*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(82)	Western Pacific Housing, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, par value $0.001	1,000 shares	100 shares

(83)	Western Pacific Housing Management, Inc.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Common Stock, no par value	10,000 shares	100 shares
(84)	Western Pacific Housing-Antigua, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(85)	Western Pacific Housing-Aviara, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(86)	Western Pacific Housing-Boardwalk, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(87)	Western Pacific Housing-Broadway, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(88)	Western Pacific Housing-Canyon Park, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(89)	Western Pacific Housing-Carmel, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(90)	Western Pacific Housing-Carrillo, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%

(91)	Western Pacific Housing-Communications Hill, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(92)	Western Pacific Housing-Copper Canyon, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(93)	Western Pacific Housing-Creekside, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(94)	Western Pacific Housing-Culver City, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(95)	Western Pacific Housing-Del Valle, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(96)	Western Pacific Housing-Lomas Verdes, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(97)	Western Pacific Housing-Lost Hills Park, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(98)	Western Pacific Housing-McGonigle Canyon, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%

(99)	Western Pacific Housing-Mountaingate, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(100)	Western Pacific Housing-Norco Estates, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(101)	Western Pacific Housing-Oso, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
(102)	Western Pacific Housing-Pacific Park II, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(103)	Western Pacific Housing-Park Avenue East, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(104)	Western Pacific Housing-Park Avenue West, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(105)	Western Pacific Housing-Playa Vista, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
(106)	Western Pacific Housing-Poinsettia, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%

     (107) Western Pacific Housing-River Ridge, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (108) Western Pacific Housing-Robinhood Ridge, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (109) Western Pacific Housing-Santa Fe, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (110) Western Pacific Housing-Scripps, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
     (111) Western Pacific Housing-Scripps II, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (112) Western Pacific Housing-Seacove, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%
     (113) Western Pacific Housing-Studio 528, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (114) Western Pacific Housing-Terra Bay Duets, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%

     (115) Western Pacific Housing-Torrance, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (116) Western Pacific Housing-Torrey Commercial, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (117) Western Pacific Housing-Torrey Meadows, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (118) Western Pacific Housing-Torrey Multi-Family, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (119) Western Pacific Housing-Torrey Village Center, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (120) Western Pacific Housing-Vineyard Terrace, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (121) Western Pacific Housing-Windemere, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%
     (122) Western Pacific Housing-Windflower, L.P.*

	Amount	Amount
Title of Class	Authorized	Outstanding

Partnership Interests	100%	100%

     (123) WPH-Camino Ruiz, LLC*

	Amount	Amount
Title of Class	Authorized	Outstanding

LLC Interests	100%	100%

*	Guarantor of 5% Senior Notes due 2009, 8% Senior Notes due 2009, 4.875% Senior Notes due 2010, 9.75% Senior Subordinated Notes due 2010, 6% Senior Notes due 2011, 7.875% Senior Notes due 2011, 5.375% Senior Notes due 2012, 6.875% Senior Notes due 2013, 5.875% Senior Notes due 2013, 6.125% Senior Notes due 2014, 5.625% Senior Notes due 2014, 5.25% Senior Notes due 2015, 5.625% Senior Notes due 2016 and 6.5% Senior Notes due 2016.
     (b) Each share of common stock of an Applicant is entitled to one vote. The classes and amount of preferred stock of the Company have not yet been established.
INDENTURE SECURITIES
8. Analysis of Indenture Provisions
     The New Notes will be issued under the Indenture dated as of June 9, 1997, as supplemented, among the Company, the Guarantors and American Stock Transfer & Trust Company (the “New Notes Indenture”). The following is a general analysis of certain provisions of the New Notes and is qualified in its entirety by reference to the New Notes Indenture filed as an exhibit hereto. The terms of the New Notes include those set forth in the New Notes Indenture and those made part of the New Notes Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the New Notes Indenture. The New Notes will be guaranteed by all of the Company’s existing and future restricted subsidiaries. The Company’s restricted subsidiaries do not include its subsidiaries that are engaged in the financial services segment and several of its insignificant subsidiaries. Capitalized terms used below and not defined herein have the meanings ascribed to such terms in the New Notes Indenture.
     (a) Events of Default; Withholding of Notice
     The following will be Events of Default under the New Notes Indenture:
          (1) the failure by the Company to pay interest on any New Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;
          (2) the failure by the Company to pay the principal or premium of any New Note when the same becomes due and payable at maturity, upon acceleration or otherwise;
          (3) the failure by the Company or any Restricted Subsidiary to comply with any of its agreements or covenants in, or provisions of, the New Notes, the Guarantees or the New Notes Indenture and such failure continues for the period and after the notice specified below (except in the case of a default under covenants related to (i) the right of Holders of the New Notes to require the Company to repurchase all or part of the New Notes upon a Change in Control of the Company or (ii) the consolidation or merger of the Company or any Restricted Subsidiary with or into, or the sale, lease, conveyance or other disposal of all or substantially all of the assets of the Company or any Restricted Subsidiary to, another person, both of which will constitute Events of Default with notice but without passage of time);
          (4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary that has an outstanding principal amount of $25 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

          (5) the failure by the Company or any Restricted Subsidiary to make any principal or interest payment in an amount of $25 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);
          (6) a final judgment or judgments that exceed $25 million or more, individually or in the aggregate, for the payment of money having been entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments is not satisfied, stayed, annulled or rescinded within 60 days of being entered;
          (7) the Company or any Restricted Subsidiary that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
               (A) commences a voluntary case,
               (B) consents to the entry of an order for relief against it in an involuntary case,
               (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or
               (D) makes a general assignment for the benefit of its creditors;
          (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
               (A) is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary as debtor in an involuntary case,
               (B) appoints a Custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Restricted Subsidiary that is a Significant Subsidiary, or
               (C) orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or
          (9) any Guarantee of a Guarantor which is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the New Notes Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the New Notes Indenture and the Guarantee).
     A Default as described in subclause (3) above will not be deemed an Event of Default until American Stock Transfer & Trust Company (the “Trustee”) notifies the Company, or the Holders of at least 25% in principal amount of the then outstanding New Notes notify the Company and the Trustee, of the Default and (except in the case of a default under covenants related to (i) the right of Holders of the New Notes to require the Company to repurchase all or part of the New Notes upon a Change in Control of the Company or (ii) the consolidation or merger of the Company or any Restricted Subsidiary with or into, or the sale, lease, conveyance or other disposal of all or substantially all of the assets of the Company or any Restricted Subsidiary to, another person) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases.
     If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (7) or (8) above), shall have occurred and be continuing under the New Notes Indenture, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the New Notes then outstanding by notice to the Company and the Trustee, may declare all New Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on the New Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (7) or (8) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.
     The Holders of a majority in principal amount of the New Notes then outstanding by written notice to the Trustee and the Company may waive any Default or Event of Default (other than any Default or Event of Default in payment of principal or interest) on the New Notes under the New Notes Indenture. Holders of a majority in principal amount of the then outstanding New Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on the New Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.
     The Holders may not enforce the provisions of the New Notes Indenture, the New Notes or the Guarantees except as provided in the New Notes Indenture. Subject to certain limitations, Holders of a majority in principal amount of the New Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the New Notes Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the New Notes or that resulted from the failure to comply with the covenant regarding the right of Holders of the New Notes to require the Company to repurchase all or part of the New Notes upon a Change in Control of the Company) if the Trustee determines that withholding such notice is in the Holders’ interest.
     (b) Authentication and Delivery of the Notes; Use of Proceeds
     The New Notes to be issued under the New Notes Indenture may be executed by manual or facsimile signature on behalf of the Company by any two of the following persons: the Chairman of the Board, the President, any Vice President, the Treasurer, the Controller or the Secretary of the Company (each, an “Officer”).
     The Trustee will authenticate and make available for delivery New Notes for original issue, upon receipt of a certificate signed on behalf of the Company by two Officers or by an Officer and an Assistant Treasurer or an Assistant Secretary of the Company.
     There will be no proceeds from the issuance of the New Notes because the New Notes will be exchanged for the Existing Notes.
     (c) Release and Substitution of Property Subject to the Lien of the Indenture
     The New Notes are unsecured obligations of the Company. As such, the New Notes are not secured by any lien on any property.
     (d) Satisfaction and Discharge of the Indenture
     The New Notes Indenture will generally cease to be of any further effect with respect to the New Notes, if (a) the Company has delivered to the Trustee for cancellation all outstanding New Notes (other than any New Notes that have been destroyed, lost or stolen and in lieu of or in substitution for which other New Notes shall have been authenticated and delivered), or (b) all New Notes not previously delivered to the Trustee for cancellation have become due and payable, and the Company has deposited with the Trustee as trust funds sufficient to pay all the outstanding New Notes, and if, in either case, the Company also pays or causes to be paid all other sums payable under the New Notes Indenture by it thereunder and delivers an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent specified in the New Notes Indenture relating to the satisfaction and discharge of the New Notes Indenture have been complied with.

     The New Notes Indenture will permit the Company and the Guarantors to terminate all of their respective obligations under the New Notes Indenture, other than the obligation to pay interest on and the principal of the New Notes and certain other obligations, at any time by:
     (1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the New Notes to their maturity, and
     (2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.
     In addition, the New Notes Indenture will permit the Company and the Guarantors to terminate all of their respective obligations under the New Notes Indenture (including the obligations to pay interest on and the principal of the New Notes and certain other obligations), at any time by:
     (1) depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest on the New Notes to their maturity, and
     (2) complying with certain other conditions, including delivery to the Trustee of an opinion of counsel or a ruling received from the Internal Revenue Service to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company’s exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law since the Issue Date.
     (e) Evidence Required to be Furnished by the Company to the Trustee as to Compliance with the Conditions and Covenants Provided for in the Indenture
     The Company is required to deliver to the Trustee an annual statement regarding compliance with the New Notes Indenture, and include in such statement, if any Officer of the Company is aware of any Default or Event of Default, a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. In addition, the Company is required to deliver to the Trustee prompt written notice of the occurrence of any Default or Event of Default.
9. Other Obligors
     No person, other than the Applicants, is an obligor of the New Notes.
     The mailing address for each Applicant is 301 Commerce Street, Suite 500, Fort Worth, Texas 76102.
     Contents of Application for Qualification. This application for qualification comprises:
     (a) Pages numbered 1 to 97, consecutively.
     (b) The statement of eligibility and qualification of each trustee under the indenture to be qualified (filed herewith as Exhibit 25.1).

     (c) The following exhibits in addition to those filed as part of the statement of eligibility and qualification of the trustee:

Exhibit T3A	Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended, of D.R. Horton, Inc., and the Amended and Restated Certificate of Incorporation, as amended, of D.R. Horton, Inc. (1)

Exhibit T3B	Amended and Restated Bylaws (2)

Exhibit T3C.1	Indenture, dated June 9, 1997, among the Company, the guarantors named therein, and American Stock Transfer & Trust Company, as trustee (3)

Exhibit T3C.2	Form of Twenty-Ninth Supplemental Indenture by and among the Company, the guarantors named therein and American Stock Transfer & Trust Company, as trustee *

Exhibit T3D	Not applicable

Exhibit T3E.1	Offering Memorandum and Consent Solicitation Statement *

Exhibit T3E.2	Form of Letter of Transmittal and Consent *

Exhibit T3E.3	Form of Letter to Brokers *

Exhibit T3F	Cross-reference sheet showing the location in the New Notes Indenture of the provisions inserted therein pursuant to Sections 310 through 318(a), inclusive of the Trust Indenture Act of 1939, as amended (4)

Exhibit 25.1	Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee *

*	Filed herewith.

(1)	Incorporated herein by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q /A for the quarter ended December 31, 2002, dated February 18, 2003 and filed with the SEC on February 18, 2003.

(2)	Incorporated herein by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated May 1, 2008, filed with the SEC on May 6, 2008.

(3)	Incorporated herein by reference from Exhibit 4.1(a) to the Company’s Registration Statement on Form S-3 (No. 333-27521), filed with the SEC on May 21, 1997.

(4)	Included as part of Exhibit T3C.1.

SIGNATURE
     Pursuant to the requirements of the Trust Indenture Act of 1939, as amended, the applicant, D.R. Horton, Inc., and the co-applicants named below have duly caused this application to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth and State of Texas, on the 21st day of May, 2008.

D.R. HORTON, INC.

By:	/s/ Bill W. Wheat Name: Bill W. Wheat Title: Executive Vice President and Chief Financial Officer

GUARANTORS:

C. RICHARD DOBSON BUILDERS, INC.
CH INVESTMENTS OF TEXAS, INC.
CHI CONSTRUCTION COMPANY
CHTEX OF TEXAS, INC.
CONTINENTAL HOMES, INC.
CONTINENTAL RESIDENTIAL, INC.
D.R. HORTON, INC. — BIRMINGHAM
D.R. HORTON, INC. — CHICAGO
D.R. HORTON, INC. — DENVER
D.R. HORTON, INC. — DIETZ-CRANE
D.R. HORTON, INC. — FRESNO
D.R. HORTON, INC. — GREENSBORO
D.R. HORTON, INC. — GULF COAST
D.R. HORTON, INC. — JACKSONVILLE
D.R. HORTON, INC. — LOUISVILLE
D.R. HORTON, INC. — MINNESOTA
D.R. HORTON, INC. — NEW JERSEY
D.R. HORTON, INC. — PORTLAND
D.R. HORTON, INC. — SACRAMENTO
D.R. HORTON, INC. — TORREY
D.R. HORTON LA NORTH, INC.
D.R. HORTON LOS ANGELES HOLDING COMPANY, INC.
D.R. HORTON MATERIALS, INC.
D.R. HORTON OCI, INC.
D.R. HORTON VEN, INC.
DRH CAMBRIDGE HOMES, INC.
DRH CONSTRUCTION, INC.
DRH REGREM XI, INC.
DRH REGREM XIII, INC.
DRH REGREM XIV, INC.
DRH REGREM XV, INC.
DRH REGREM XVI, INC.
DRH REGREM XVII, INC.
DRH REGREM XVIII, INC.
DRH REGREM XIX, INC.
DRH REGREM XX, INC.
DRH REGREM XXI, INC.
DRH REGREM XXII, INC.
DRH REGREM XXIII, INC.
DRH REGREM XXIV, INC.
DRH REGREM XXV, INC.
DRH SOUTHWEST CONSTRUCTION, INC.
DRH TUCSON CONSTRUCTION, INC.
DRHI, INC.
KDB HOMES, INC.
MEADOWS I, LTD.
MEADOWS II, LTD.
MEADOWS VIII, LTD.
MEADOWS IX, INC.
MEADOWS X, INC.
MELMORT CO.
MELODY HOMES, INC.
SCHULER HOMES OF CALIFORNIA, INC.
SCHULER HOMES OF OREGON, INC.

SCHULER HOMES OF WASHINGTON, INC.
SCHULER MORTGAGE, INC.
SCHULER REALTY HAWAII, INC.
SHLR OF CALIFORNIA, INC.
SHLR OF COLORADO, INC.
SHLR OF NEVADA, INC.
SHLR OF UTAH, INC.
SHLR OF WASHINGTON, INC.
VERTICAL CONSTRUCTION CORPORATION
WESTERN PACIFIC FUNDING, INC.
WESTERN PACIFIC HOUSING, INC.
WESTERN PACIFIC HOUSING MANAGEMENT, INC.

By:	/s/ Bill W. Wheat Bill W. Wheat Executive Vice President and Chief Financial Officer

CONTINENTAL HOMES OF TEXAS, L.P.

By: CHTEX of Texas, Inc., its General Partner

By:	/s/ Bill W. Wheat
Bill W. Wheat Executive Vice President and Chief Financial Officer

D.R. HORTON MANAGEMENT COMPANY, LTD.
D.R. HORTON — EMERALD, LTD.
D.R. HORTON — TEXAS, LTD.
DRH REGREM VII, LP
DRH REGREM XII, LP

By: Meadows I, Ltd., its General Partner

By:	/s/ Bill W. Wheat Bill W. Wheat Executive Vice President and Chief Financial Officer

SGS COMMUNITIES AT GRANDE QUAY, L.L.C.

By: Meadows IX, Inc., a Member

By:	/s/ Bill W. Wheat Bill W. Wheat
Executive Vice President and
Chief Financial Officer

and

By: Meadows X, Inc., a Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

DRH CAMBRIDGE HOMES, LLC
DRH REGREM VIII, LLC

By: D.R. Horton, Inc. — Chicago, its Member

By:	/s/ Bill W. Wheat
Bill W. Wheat
Executive Vice President and
Chief Financial Officer

HPH HOMEBUILDERS 2000 L.P.
WESTERN PACIFIC HOUSING CO., A CALIFORNIA LIMITED PARTNERSHIP
WESTERN PACIFIC HOUSING-ANTIGUA, LLC
WESTERN PACIFIC HOUSING-AVIARA, L.P.
WESTERN PACIFIC HOUSING-BOARDWALK, LLC
WESTERN PACIFIC HOUSING-BROADWAY, LLC
WESTERN PACIFIC HOUSING-CANYON PARK, LLC
WESTERN PACIFIC HOUSING-CARMEL, LLC
WESTERN PACIFIC HOUSING-CARRILLO, LLC
WESTERN PACIFIC HOUSING-COMMUNICATIONS HILL, LLC
WESTERN PACIFIC HOUSING-COPPER CANYON, LLC
WESTERN PACIFIC HOUSING-CREEKSIDE, LLC
WESTERN PACIFIC HOUSING-CULVER CITY, L.P.
WESTERN PACIFIC HOUSING-DEL VALLE, LLC
WESTERN PACIFIC HOUSING-LOMAS VERDES, LLC
WESTERN PACIFIC HOUSING-LOST HILLS PARK, LLC
WESTERN PACIFIC HOUSING-MCGONIGLE CANYON, LLC
WESTERN PACIFIC HOUSING-MOUNTAINGATE, L.P.
WESTERN PACIFIC HOUSING-NORCO ESTATES, LLC
WESTERN PACIFIC HOUSING-OSO, L.P.
WESTERN PACIFIC HOUSING-PACIFIC PARK II, LLC
WESTERN PACIFIC HOUSING-PARK AVENUE EAST, LLC
WESTERN PACIFIC HOUSING-PARK AVENUE WEST, LLC
WESTERN PACIFIC HOUSING-PLAYA VISTA, LLC
WESTERN PACIFIC HOUSING-POINSETTIA, L.P.
WESTERN PACIFIC HOUSING-RIVER RIDGE, LLC
WESTERN PACIFIC HOUSING-ROBINHOOD RIDGE, LLC
WESTERN PACIFIC HOUSING-SANTA FE, LLC
WESTERN PACIFIC HOUSING-SCRIPPS, L.P.
WESTERN PACIFIC HOUSING-SCRIPPS II, LLC
WESTERN PACIFIC HOUSING-SEACOVE, L.P.
WESTERN PACIFIC HOUSING-STUDIO 528, LLC
WESTERN PACIFIC HOUSING-TERRA BAY DUETS, LLC
WESTERN PACIFIC HOUSING-TORRANCE, LLC
WESTERN PACIFIC HOUSING-TORREY COMMERCIAL, LLC
WESTERN PACIFIC HOUSING-TORREY MEADOWS, LLC
WESTERN PACIFIC HOUSING-TORREY MULTI-FAMILY, LLC
WESTERN PACIFIC HOUSING-TORREY VILLAGE CENTER, LLC
WESTERN PACIFIC HOUSING-VINEYARD TERRACE, LLC
WESTERN PACIFIC HOUSING-WINDEMERE, LLC
WESTERN PACIFIC HOUSING-WINDFLOWER, L.P.
WPH-CAMINO RUIZ, LLC

By:	Western Pacific Housing Management, Inc.,
its Manager, Member or General Partner

	By:	/s/ Bill W. Wheat Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SCHULER HOMES OF ARIZONA LLC
SHA CONSTRUCTION LLC

By:	SRHI LLC,
its Member

	By:	SHLR of Nevada, Inc.
its Member

By: /s/ Bill W. Wheat

Bill W. Wheat
Executive Vice President and
Chief Financial Officer

D.R. HORTON-SCHULER HOMES, LLC

By:	Vertical Construction Corporation,
its Manager

	By:	/s/ Bill W. Wheat Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SRHI LLC

By:	SHLR of Nevada, Inc.,
its Member

	By:	/s/ Bill W. Wheat Bill W. Wheat
Executive Vice President and
Chief Financial Officer

SSHI LLC

By:	SHLR of Washington, Inc.,
its Member

	By:	/s/ Bill W. Wheat

Bill W. Wheat
Executive Vice President and
Chief Financial Officer

Attest:	/s/ Thomas B. Montano
Name: Thomas B. Montano
Title: Vice President